PRESS RELEASE
Expedia Inc. Announces Resignation of Audit Committee Member and Notification from The Nasdaq Stock Market, Inc.
BELLEVUE, WA — Aug. 6, 2007 — Expedia, Inc. today announced the resignation of David Goldhill as a member of the company’s audit committee, effective July 30, 2007. The resignation is due to Mr. Goldhill ceasing to be independent in accordance with the Nasdaq Marketplace Rules, and is not the result of any disagreement with Expedia on any matter relating to the company’s operations, policies or practices.
Due to Goldhill’s resignation, the company is no longer compliant with Nasdaq Marketplace Rule 4350(d)(2)(A), which requires that every Nasdaq-listed company have an audit committee comprised of at least three members. Expedia notified the Nasdaq Stock Market of Goldhill’s resignation on July 31, 2007. On August 2, 2007, the Company received a letter from Nasdaq confirming that the Company was not in compliance with the Nasdaq audit committee requirements. Consistent with Marketplace Rule 4350(d)(4), Expedia will be provided a cure period until the earlier of the company’s next annual stockholders’ meeting or July 30, 2008, in which time the company expects to fill the vacancy resulting from Goldhill’s resignation.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Australia, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom, and China, through its investment in eLong™. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
Expedia, Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com, L.P., a subsidiary of hotels.com in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor, LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
© 2007 Expedia, Inc. All rights reserved. CST: 2029030-40
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